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                                                                   Exhibit 99.5



     I consent to being named as a director nominee of GB Foods Corporation in the Joint Proxy Statement/Prospectus of GB Foods Corporation and Timber Lodge Steakhouse, Inc. If the merger described in the Joint Proxy Statement/Prospectus closes, I will be appointed to, and will serve on, the Board of Directors of GB Foods Corporation, which, if shareholder approval is obtained, will change its name to Santa Barbara Restaurant Group, Inc.




                                    /s/ DERMOT F. ROWLAND
                                    -----------------------------
                                    Dermot F. Rowland
                                    Chief Executive Officer
                                    Timber Lodge Steakhouse, Inc.